Exhibit 99.1
For Immediate Release

Investar Holding Corporation Announces 2019 Fourth Quarter Results

BATON ROUGE, LA (January 23, 2020) – Investar Holding Corporation (NASDAQ: ISTR) (the “Company”), the holding company for Investar Bank (the “Bank”), today announced financial results for the quarter ended December 31, 2019. The Company reported net income of $3.3 million, or $0.32 per diluted common share, for the fourth quarter of 2019, compared to $4.7 million, or $0.46 per diluted common share, for the quarter ended September 30, 2019, and $3.3 million, or $0.34 per diluted common share, for the quarter ended December 31, 2018.

On a non-GAAP basis, core earnings per diluted common share for the fourth quarter of 2019 were $0.39 compared to $0.48 for the third quarter of 2019 and $0.45 for the quarter ended December 31, 2018. Core earnings exclude certain non-operating items including, but not limited to, acquisition expense and gain or loss on the sale of investment securities, net (refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics).
Investar Holding Corporation President and Chief Executive Officer John D’Angelo said:
“We were pleased with all of our accomplishments during the fourth quarter. We experienced strong organic loan and deposit growth while maintaining excellent credit quality. This growth was on top of the acquired loan and deposit balances obtained from the Bank of York acquisition which closed during the quarter, the opening of new branches in both the Lafayette and Lake Charles markets, and the strengthening of our capital position by completing a $25.0 million subordinated debt offering and raising $30.0 million through the sale of our common stock.
Although we achieved a great deal during the quarter, our earnings were negatively impacted by additional provision expense of $0.2 million resulting from our strong loan growth which occurred late in the quarter, additional interest expense of $0.2 million on our $25.0 million subordinated debt, $0.2 million of legal expenses related to an acquired asset, $0.2 million of noninterest expense for our two new branches, and $0.3 million of additional expense for Louisiana Bank Shares Tax related to our growth.
The quarter was full of positive activity, and we feel that we have positioned the Company for a successful 2020. We exceeded both our loan and deposit growth goals for the year, stabilized the net interest margin, and fortified our balance sheet with additional capital.”
Fourth Quarter Highlights

•
Total revenues, or interest and noninterest income, for the quarter ended December 31, 2019 totaled $25.1 million, an increase of $0.6 million, or 2.5%, compared to the quarter ended September 30, 2019, and an increase of $4.3 million, or 20.8%, compared to the quarter ended December 31, 2018.

•
Total loans increased $105.6 million, or 6.7%, to $1.69 billion at December 31, 2019, compared to $1.59 billion at September 30, 2019, and increased $291.2 million, or 20.8% compared to $1.40 billion at December 31, 2018. Excluding the loans acquired from Bank of York, or $47.4 million at December 31, 2019, total loans increased $58.2 million, or 3.7%, compared to September 30, 2019. Excluding the loans acquired from Bank of York and Mainland Bank, or $114.2 million at December 31, 2019, total loans increased $176.9 million, or 12.6% compared to December 31, 2018.

•
The business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $676.1 million at December 31, 2019, an increase of $43.7 million, or 6.9%, compared to the business lending portfolio of $632.4 million at September 30, 2019, and an increase of $167.0 million, or 32.8%, compared to the business lending portfolio of $509.1 million at December 31, 2018.

•
Total deposits increased $122.3 million, or 7.7%, to $1.71 billion at December 31, 2019, compared to $1.59 billion at September 30, 2019, and increased $346.0 million, or 25.4%, compared to $1.36 billion at December 31, 2018. The Company acquired approximately $84.8 million in deposits from Bank of York in the fourth quarter of 2019 and $107.6 million in deposits from Mainland Bank in the first quarter of 2019. Excluding the acquired balances, total deposits at December 31, 2019 increased $37.5 million, or 2.4%, compared to September 30, 2019, and increased $153.5 million, or 11.3%, compared to December 31, 2018.

•
The Bank opened two new branch locations during the fourth quarter of 2019. One branch is located in Lafayette, Louisiana and expanded the Bank's presence to five branches in the Acadiana market. The second branch opened in Westlake, Louisiana and is the Bank's first branch in the Lake Charles market.

•
On November 1, 2019, the Company completed the acquisition of Bank of York in York, Alabama. All of the issued and outstanding shares of Bank of York common stock were converted into aggregate cash merger consideration of $15.0 million. On November 1, 2019, Bank of York had approximately $101 million in assets, $46 million in loans, $85 million in total deposits, and $11 million in stockholders’ equity.

•
On November 12, 2019, the Company completed a private placement of $25.0 million in aggregate principal amount of subordinated notes to certain qualified institutional and other accredited investors. The notes initially bear interest at 5.125% per annum from and including November 12, 2019 to but excluding December 30, 2024, with interest payable semi-annually in arrears. From and including December 30, 2024, to but excluding the maturity date or earlier redemption date, the interest rate will reset quarterly to an annual floating rate equal to the three-month LIBOR (or alternative rate determined in accordance with the terms of the notes if the three-month LIBOR cannot be determined), plus 3.490%, with interest payable quarterly in arrears. The Company may redeem the notes, in whole or in part, on or after December 30, 2024 and are not subject to redemption at the option of holders. The notes are structured to qualify as tier 2 capital for regulatory capital purposes. The Company intends to use the net proceeds of the notes offering to fund future acquisitions and for general corporate purposes, including investments in the Bank.

•
On December 20, 2019, the Company announced that it has entered into a definitive agreement (the “Agreement”) to acquire Cheaha Financial Group, Inc. (“Cheaha”), headquartered in Oxford, Alabama, and its wholly-owned subsidiary, Cheaha Bank. The terms of the Agreement provide that Cheaha shareholders will receive $80.00 in cash consideration for each of their shares of Cheaha common stock, for an aggregate value of approximately $41.1 million. At September 30, 2019, Cheaha Bank had approximately $206.7 million in assets, $117.2 million in net loans, $177.1 million in deposits and $27.5 million in stockholder’s equity. Cheaha Bank offers a full range of banking products and services to individuals and small businesses from four branch locations in Calhoun County, Alabama. The transaction is expected to close in the second quarter of 2020 and is subject to customary closing conditions, including regulatory approvals and approval by the shareholders of Cheaha.

•
In connection with the Cheaha transaction, on December 19, 2019, Investar executed a stock purchase agreement with selected institutional and other accredited investors with respect to a private placement of 1,290,323 shares of its common stock at an offering price of $23.25 per share, for aggregate gross proceeds of $30.0 million. The Company intends to use the net proceeds from the offering to support the acquisition of Cheaha and for general corporate purposes, including organic growth and other potential acquisitions.

Loans
Total loans were $1.69 billion at December 31, 2019, an increase of $105.6 million, or 6.7%, compared to September 30, 2019, and an increase of $291.2 million, or 20.8%, compared to December 31, 2018. Excluding the loans acquired from Bank of York, or $47.4 million at December 31, 2019, total loans increased $58.2 million, or 3.7%, compared to September 30, 2019. Excluding the loans acquired from both Bank of York and Mainland Bank, or $114.2 million at December 31, 2019, total loans increased $176.9 million, or 12.6%, compared to December 31, 2018. We experienced the greatest loan growth in the commercial real estate portfolio for the quarter ended December 31, 2019 and the commercial and industrial portfolio for the year ended December 31, 2019 as we remain focused on relationship banking and growing our commercial loan portfolios.
The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	12/31/2019	9/30/2019	12/31/2018	$	%	$	%	12/31/2019	12/31/2018
Mortgage loans on real estate
Construction and development	$197,797	$176,674	$157,946	$21,123	12.0%	$39,851	25.2%	11.7%	11.3%
1-4 Family	321,489	310,298	287,137	11,191	3.6	34,352	12.0	19.0	20.5
Multifamily	60,617	58,243	50,501	2,374	4.1	10,116	20.0	3.6	3.6
Farmland	27,780	24,629	21,356	3,151	12.8	6,424	30.1	1.6	1.5
Commercial real estate
Owner-occupied	352,324	339,240	298,222	13,084	3.9	54,102	18.1	20.8	21.3
Nonowner-occupied	378,736	353,910	328,782	24,826	7.0	49,954	15.2	22.4	23.5
Commercial and industrial	323,786	293,152	210,924	30,634	10.4	112,862	53.5	19.1	15.0
Consumer	29,446	30,196	45,957	(750)	(2.5)	(16,511)	(35.9)	1.8	3.3
Total loans	$1,691,975	$1,586,342	$1,400,825	$105,633	6.7%	$291,150	20.8%	100%	100%
At December 31, 2019, the Company’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $676.1 million, an increase of $43.7 million, or 6.9%, compared to the business lending portfolio of $632.4 million at September 30, 2019, and an increase of $167.0 million, or 32.8%, compared to the business lending portfolio of $509.1 million at December 31, 2018. The increase in the business lending portfolio is mainly attributable to the growth in commercial and industrial loans primarily resulting from increased production of our Commercial and Industrial Division.

Consumer loans, including indirect auto loans of $15.8 million, totaled $29.4 million at December 31, 2019, a decrease of $0.8 million, or 2.5%, compared to $30.2 million, including indirect auto loans of $17.9 million, at September 30, 2019, and a decrease of $16.5 million, or 35.9%, compared to $46.0 million, including indirect auto loans of $30.8 million, at December 31, 2018. The decrease in consumer loans is mainly attributable to the scheduled paydowns of this portfolio and is consistent with our business strategy.
Credit Quality
Nonperforming loans were $6.3 million, or 0.37% of total loans, at December 31, 2019, an increase of $0.6 million compared to $5.7 million, or 0.36% of total loans, at September 30, 2019, and an increase of $0.4 million compared to $5.9 million, or 0.42% of total loans, at December 31, 2018. Included in nonperforming loans are loans acquired in 2017 and 2019 with a balance of $4.6 million at December 31, 2019, or 73% of nonperforming loans.
The allowance for loan losses was $10.7 million, or 171.1% and 0.63% of nonperforming and total loans, respectively, at December 31, 2019, compared to $10.3 million, or 182.4% and 0.65%, respectively, at September 30, 2019, and $9.5 million, or 158.9% and 0.67%, respectively, at December 31, 2018.
The provision for loan losses was $0.7 million for the quarter ended December 31, 2019 compared to $0.5 million and $0.6 million for the quarters ended September 30, 2019 and December 31, 2018, respectively. The changes in the provision for loan losses compared to the quarters ended September 30, 2019 and December 31, 2018, are primarily attributable to the changes in incremental loan growth, excluding acquired loan balances, as credit quality and other factors impacting our allowance and related provision were relatively unchanged period over period.
Deposits
Total deposits at December 31, 2019 were $1.71 billion, an increase of $122.3 million, or 7.7%, compared to September 30, 2019, and an increase of $346.0 million, or 25.4%, compared to December 31, 2018. The Company acquired approximately $84.8 million in deposits from Bank of York in the fourth quarter of 2019 and $107.6 million in deposits from Mainland Bank in the first quarter of 2019. The remaining increase is due to organic growth.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Deposits
	12/31/2019	9/30/2019	12/31/2018	$	%	$	%	12/31/2019	12/31/2018
Noninterest-bearing demand deposits	$351,905	$291,039	$217,457	$60,866	20.9%	$134,448	61.8%	20.6%	16.0%
Interest-bearing demand deposits	335,478	305,361	295,212	30,117	9.9	40,266	13.6	19.6	21.7
Money market deposit accounts	198,999	194,757	179,340	4,242	2.2	19,659	11.0	11.7	13.2
Savings accounts	115,324	110,636	104,146	4,688	4.2	11,178	10.7	6.8	7.6
Time deposits	706,000	683,564	565,576	22,436	3.3	140,424	24.8	41.3	41.5
Total deposits	$1,707,706	$1,585,357	$1,361,731	$122,349	7.7%	$345,975	25.4%	100.0%	100.0%
Noninterest-bearing demand deposits at December 31, 2019 increased $60.9 million, or 20.9%, compared to September 30, 2019, and $134.4 million, or 61.8%, compared to December 31, 2018. Interest-bearing demand deposits increased $30.1 million, or 9.9%, compared to September 30, 2019 and $40.3 million, or 13.6%, compared to December 31, 2018. While some of this growth resulted from acquisitions, we continue to focus on relationship banking and growing our commercial relationships while improving our deposit mix with growth in noninterest-bearing deposits as a percentage of total deposits.
Net Interest Income
Net interest income for the fourth quarter of 2019 totaled $17.0 million, an increase of $0.6 million, or 3.7%, compared to the third quarter of 2019, and an increase of $2.2 million, or 14.6%, compared to the fourth quarter of 2018. Included in net interest income for the quarters ended December 31, 2019, September 30, 2019 and December 31, 2018 is $0.2 million, $0.4 million and $0.3 million, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for the quarters ended December 31, 2019, September 30, 2019, and December 31, 2018 are interest recoveries of $56.4 thousand, $24.3 thousand, and $0.1 million, respectively, on acquired loans.

The increase in net interest income in the fourth quarter of 2019 compared to the same quarter in 2018 was primarily driven by growth in loan and securities balances and the yields earned on those balances, partially offset by an increase in the volume and cost of interest-bearing liabilities as we funded the increase in interest-earning assets with increased deposits and borrowings. Interest income for the fourth quarter of 2019 compared to the fourth quarter of 2018 increased $3.6 million due to increases in the volume of interest-earning assets. This increase was partially offset by increases in interest expense of $0.7 million due to an increase in volume and $0.7 million due to an increase in cost of interest-bearing liabilities compared to the fourth quarter of 2018.
The Company’s net interest margin was 3.44% for the quarter ended December 31, 2019 compared to 3.48% for the quarter ended September 30, 2019 and 3.53% for the quarter ended December 31, 2018. The yield on interest-earning assets was 4.77% for the quarter ended December 31, 2019 compared to 4.86% for the quarter ended September 30, 2019 and 4.75% for the quarter ended December 31, 2018. The decrease in the yield on interest-earning assets compared to the quarter ended September 30, 2019 was driven by a $0.2 million decrease in interest accretion as well as a decrease in the yield on investment securities.
The decrease in net interest margin for the quarter ended December 31, 2019 compared to the quarter ended September 30, 2019 was driven by a decrease in the yield on interest-earning assets, partially offset by an improvement in our cost of funds. The decrease in net interest margin for the quarter ended December 31, 2019 compared to the quarter ended December 31, 2018 was driven by an increase in the cost of funds required to fund the increase in assets.
Exclusive of the interest income accretion from the acquisition of loans, discussed above, as well as interest recoveries of $56.4 thousand, $24.3 thousand, and $0.1 million in the quarters ended December 31, 2019, September 30, 2019, and December 31, 2018, respectively, net interest margin remained stable at 3.39% for the quarters ended December 31, 2019 and September 30, 2019, and decreased compared to 3.43% for the quarter ended December 31, 2018. The adjusted yield on interest-earning assets was 4.72% for the quarter ended December 31, 2019 compared to 4.77% and 4.65% for the quarters ended September 30, 2019 and December 31, 2018, respectively.
The cost of deposits decreased four basis points to 1.57% for the quarter ended December 31, 2019 compared to 1.61% for the quarter ended September 30, 2019 and increased 25 basis points compared to 1.32% for the quarter ended December 31, 2018. The decrease in the cost of deposits compared to the quarter ended September 30, 2019 reflects the decrease in rates paid for our interest-bearing demand deposits. The increase in the cost of deposits compared to the quarter ended December 31, 2018 resulted from the increase in the volume and rates paid for time deposits. During the year ended December 31, 2018, the Federal Reserve increased the target range for the federal funds rate by 100 basis points, which affected the rates that the Bank offered on its time deposits in order to remain competitive in our markets and attract new deposits. The Federal Reserve did not begin lowering rates until August 1, 2019. The Bank experienced significant time deposit growth at the higher rates, which contributed to the increase in the cost of time deposits paid in 2019.
The overall costs of funds for the quarter ended December 31, 2019 decreased four basis points to 1.69% compared to 1.73% for the quarter ended September 30, 2019 and increased 19 basis points compared to 1.50% for the quarter ended December 31, 2018. The decrease in the cost of funds for the quarter ended December 31, 2019 compared to the quarter ended September 30, 2019 resulted from both lower cost of deposits and short-term borrowings. The increase in the cost of funds for the quarter ended December 31, 2019 compared to the quarter ended December 31, 2018 is mainly a result of an increase in the cost of deposits, but is also driven by the increased cost of borrowed funds, including the subordinated debt issued in November 2019, used to finance loan and investment activity.
Noninterest Income
Noninterest income for the fourth and third quarters of 2019 totaled $1.6 million, an increase of $0.8 million, or 88.4%, compared to the fourth quarter of 2018. The increase in noninterest income compared to the quarter ended December 31, 2018 is mainly attributable to a $0.4 million increase in the fair value of equity securities, after recognizing a $0.3 million loss in the quarter ended December 31, 2018. There were also increases in service charges on deposit accounts and other operating income driven by the Bank’s growth since the quarter ended December 31, 2018.
Noninterest Expense
Noninterest expense for the fourth quarter of 2019 totaled $13.6 million, an increase of $1.9 million, or 16.7%, compared to the third quarter of 2019, and an increase of $2.7 million, or 25.0%, compared to the fourth quarter of 2018.
The increase in noninterest expense for the quarter ended December 31, 2019 compared to the quarter ended September 30, 2019 is mainly attributable to the $0.8 million increases in both acquisition expenses and other operating expenses. During the quarter ended December 31, 2019, $1.0 million was recorded in acquisition expense primarily related to the Bank of York acquisition. The increase in other operating expenses was primarily driven by an increase in bank shares taxes, as well as other expenses resulting from the Company’s growth.

The increase in noninterest expense for the fourth quarter of 2019 compared to the fourth quarter of 2018 is primarily attributable to the $1.5 million and $0.7 million increases in salaries and employee benefits and acquisition expenses, respectively. The increase in salaries and employee benefits is mainly attributable to the increase in the number of employees as a result of our growth. With the acquisitions of Mainland Bank and Bank of York, which added five branch locations and related staff, as well as the opening of two new branches in the fourth quarter of 2019, the Company ended 2019 with 324 full-time equivalent employees, compared to 285 at December 31, 2018. The increase in acquisition expense is attributable to the increased acquisition activity in 2019.
Included in noninterest expense for the quarter ended December 31, 2019 is approximately $0.2 million of legal expense related to the collection efforts from a borrower whose loan was acquired in 2017 and is currently in bankruptcy. Additional expense may be incurred in future quarters until the bankruptcy proceedings are finalized.
Taxes
The Company recorded income tax expense of $0.8 million for the quarter ended December 31, 2019, which equates to an effective tax rate of 20.2%, an increase from the effective tax rates of 19.2% and 19.5% for the quarters ended September 30, 2019 and December 31, 2018, respectively. Management expects the Company’s effective tax rate to approximate 20% in 2020.
Basic and Diluted Earnings Per Common Share
The Company reported basic and diluted earnings per common share of $0.33 and $0.32, respectively, for the quarter ended December 31, 2019, a decrease of $0.13 and $0.14, respectively, compared to basic and diluted earnings per common share of $0.46 for the quarter ended September 30, 2019, and a decrease of $0.02, compared to basic and diluted earnings per common share of $0.35 and $0.34, respectively, for the quarter ended December 31, 2018.
About Investar Holding Corporation
Investar Holding Corporation, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association, a national bank. The Bank serves several markets across south Louisiana with 23 branches, the greater Houston market in southeast Texas with three branches, and the west Alabama market with two branches. At December 31, 2019, the Company had 324 full-time equivalent employees and total assets of $2.1 billion.
Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s financial results, and the Company believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting the Company’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and the Company strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•
our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate acquired operations;

•	changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing;

•
possible cessation or market replacement of LIBOR and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, hedging products, debt obligations, investments and loans;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•	inaccuracy of the assumptions and estimates we make in establishing reserves for probable loan losses and other estimates;

•	the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama;

•	concentration of credit exposure; and

•	the satisfaction of the conditions to closing the pending acquisition of Cheaha Bank and the ability to subsequently integrate it effectively.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission (the “SEC”).
For further information contact:
Investar Holding Corporation
Chris Hufft
Chief Financial Officer
(225) 227-2215
Chris.Hufft@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	12/31/2019	9/30/2019	12/31/2018	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$23,515	$22,854	$19,927	2.9%	18.0%
Total interest expense	6,550	6,488	5,120	1.0	27.9
Net interest income	16,965	16,366	14,807	3.7	14.6
Provision for loan losses	736	538	593	36.8	24.1
Total noninterest income	1,575	1,618	836	(2.7)	88.4
Total noninterest expense	13,629	11,682	10,906	16.7	25.0
Income before income taxes	4,175	5,764	4,144	(27.6)	0.7
Income tax expense	844	1,107	807	(23.8)	4.6
Net income	$3,331	$4,657	$3,337	(28.5)	(0.2)

AVERAGE BALANCE SHEET DATA
Total assets	$2,101,562	$1,999,240	$1,766,094	5.1%	19.0%
Total interest-earning assets	1,955,915	1,864,218	1,663,816	4.9	17.6
Total loans	1,636,477	1,560,841	1,381,580	4.8	18.4
Total interest-bearing deposits	1,344,312	1,284,646	1,116,734	4.6	20.4
Total interest-bearing liabilities	1,537,539	1,488,776	1,350,743	3.3	13.8
Total deposits	1,673,860	1,570,289	1,342,145	6.6	24.7
Total stockholders’ equity	217,433	208,957	180,682	4.1	20.3

PER SHARE DATA
Earnings:
Basic earnings per common share	$0.33	$0.46	$0.35	(28.3)%	(5.7)%
Diluted earnings per common share	0.32	0.46	0.34	(30.4)	(5.9)
Core Earnings(1):
Core basic earnings per common share(1)	0.40	0.48	0.46	(16.7)	(13.0)
Core diluted earnings per common share(1)	0.39	0.48	0.45	(18.8)	(13.3)
Book value per common share	21.55	21.19	19.22	1.7	12.1
Tangible book value per common share(1)	18.79	18.56	17.13	1.2	9.7
Common shares outstanding	11,228,775	9,929,860	9,484,219	13.1	18.4
Weighted average common shares outstanding - basic	10,101,780	9,935,221	9,519,470	1.7	6.1
Weighted average common shares outstanding - diluted	10,219,875	10,037,934	9,623,636	1.8	6.2

PERFORMANCE RATIOS
Return on average assets	0.63%	0.92%	0.75%	(31.5)%	(16.0)%
Core return on average assets(1)	0.76	0.95	0.98	(20.0)	(22.4)
Return on average equity	6.08	8.84	7.33	(31.2)	(17.1)
Core return on average equity(1)	7.35	9.13	9.55	(19.5)	(23.0)
Net interest margin	3.44	3.48	3.53	(1.1)	(2.5)
Net interest income to average assets	3.20	3.25	3.33	(1.5)	(3.9)
Noninterest expense to average assets	2.57	2.32	2.45	10.8	4.9
Efficiency ratio(2)	73.51	64.96	69.72	13.2	5.4
Core efficiency ratio(1)	68.59	63.95	62.52	7.3	9.7
Dividend payout ratio	18.18	13.04	14.47	39.4	25.6
Net charge-offs to average loans	0.02	0.01	0.01	100.0	100.0

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for loan losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	12/31/2019	9/30/2019	12/31/2018	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.30%	0.29%	0.54%	3.4%	(44.4)%
Nonperforming loans to total loans	0.37	0.36	0.42	2.8	(11.9)
Allowance for loan losses to total loans	0.63	0.65	0.67	(3.1)	(6.0)
Allowance for loan losses to nonperforming loans	171.09	182.40	158.94	(6.2)	7.6

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	11.26%	10.43%	10.20%	8.0%	10.4%
Tangible equity to tangible assets(1)	9.96	9.25	9.20	7.7	8.3
Tier 1 leverage ratio	10.45	9.60	9.81	8.9	6.5
Common equity tier 1 capital ratio(2)	11.67	10.93	11.15	6.8	4.7
Tier 1 capital ratio(2)	12.03	11.32	11.59	6.3	3.8
Total capital ratio(2)	15.02	13.04	13.46	15.2	11.6
Investar Bank:
Tier 1 leverage ratio	10.77	10.58	10.72	1.8	0.5
Common equity tier 1 capital ratio(2)	12.43	12.47	12.67	(0.3)	(1.9)
Tier 1 capital ratio(2)	12.43	12.47	12.67	(0.3)	(1.9)
Total capital ratio(2)	13.03	13.09	13.31	(0.5)	(2.1)

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for December 31, 2019.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	December 31, 2019	September 30, 2019	December 31, 2018
ASSETS
Cash and due from banks	$23,769	$26,442	$15,922
Interest-bearing balances due from other banks	20,539	2,559	1,212
Federal funds sold	387	—	6
Cash and cash equivalents	44,695	29,001	17,140

Available for sale securities at fair value (amortized cost of $258,104, $258,811, and $253,504, respectively)	259,805	261,179	248,981
Held to maturity securities at amortized cost (estimated fair value of $14,480, $15,386, and $15,805, respectively)	14,409	15,318	16,066
Loans, net of allowance for loan losses of $10,700, $10,339, and $9,454, respectively	1,681,275	1,576,003	1,391,371
Other equity securities	19,315	18,767	13,562
Bank premises and equipment, net of accumulated depreciation of $12,432, $11,741, and $9,898, respectively	50,916	49,088	40,229
Other real estate owned, net	133	126	3,611
Accrued interest receivable	7,913	7,130	5,553
Deferred tax asset	—	—	1,145
Goodwill and other intangible assets, net	31,035	26,117	19,787
Bank-owned life insurance	32,014	29,390	23,859
Other assets	7,406	5,895	5,165
Total assets	$2,148,916	$2,018,014	$1,786,469

LIABILITIES
Deposits
Noninterest-bearing	$351,905	$291,039	$217,457
Interest-bearing	1,355,801	1,294,318	1,144,274
Total deposits	1,707,706	1,585,357	1,361,731
Advances from Federal Home Loan Bank	131,600	181,725	206,490
Repurchase agreements	2,995	2,143	1,999
Subordinated debt	42,826	18,250	18,215
Junior subordinated debt	5,897	5,884	5,845
Accrued taxes and other liabilities	15,916	14,198	9,927
Total liabilities	1,906,940	1,807,557	1,604,207

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 11,228,775, 9,929,860, and 9,484,219 shares outstanding, respectively	11,229	9,930	9,484
Surplus	168,658	140,944	130,133
Retained earnings	60,198	57,547	45,721
Accumulated other comprehensive income (loss)	1,891	2,036	(3,076)
Total stockholders’ equity	241,976	210,457	182,262
Total liabilities and stockholders’ equity	$2,148,916	$2,018,014	$1,786,469

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended			For the twelve months ended
	December 31, 2019	September 30, 2019	December 31, 2018	December 31, 2019	December 31, 2018
INTEREST INCOME
Interest and fees on loans	$21,333	$20,844	$17,996	$80,954	$66,750
Interest on investment securities	1,743	1,848	1,795	7,440	6,608
Other interest income	439	162	136	1,049	533
Total interest income	23,515	22,854	19,927	89,443	73,891

INTEREST EXPENSE
Interest on deposits	5,319	5,198	3,721	19,307	11,394
Interest on borrowings	1,231	1,290	1,399	5,318	5,127
Total interest expense	6,550	6,488	5,120	24,625	16,521
Net interest income	16,965	16,366	14,807	64,818	57,370

Provision for loan losses	736	538	593	1,908	2,570
Net interest income after provision for loan losses	16,229	15,828	14,214	62,910	54,800

NONINTEREST INCOME
Service charges on deposit accounts	544	462	399	1,840	1,453
Gain (loss) on sale of investment securities, net	33	—	(23)	262	14
(Loss) gain on sale of fixed assets, net	—	—	—	(11)	98
(Loss) gain on sale of other real estate owned, net	(17)	1	(20)	2	(24)
Servicing fees and fee income on serviced loans	121	142	190	593	963
Interchange fees	289	294	247	1,114	932
Income from bank owned life insurance	195	186	157	703	628
Change in the fair value of equity securities	121	(9)	(306)	341	(267)
Other operating income	289	542	192	1,372	521
Total noninterest income	1,575	1,618	836	6,216	4,318
Income before noninterest expense	17,804	17,446	15,050	69,126	59,118

NONINTEREST EXPENSE
Depreciation and amortization	943	882	682	3,462	2,553
Salaries and employee benefits	7,826	7,325	6,280	28,643	25,469
Occupancy	524	445	326	1,837	1,378
Data processing	505	675	490	2,360	2,090
Marketing	55	86	84	260	237
Professional fees	249	326	287	1,189	1,051
Acquisition expenses	1,008	177	341	2,090	1,445
Other operating expenses	2,519	1,766	2,416	8,327	7,659
Total noninterest expense	13,629	11,682	10,906	48,168	41,882
Income before income tax expense	4,175	5,764	4,144	20,958	17,236
Income tax expense	844	1,107	807	4,119	3,630
Net income	$3,331	$4,657	$3,337	$16,839	$13,606

EARNINGS PER SHARE
Basic earnings per common share	$0.33	$0.46	$0.35	$1.68	$1.41
Diluted earnings per common share	$0.32	$0.46	$0.34	$1.66	$1.39
Cash dividends declared per common share	$0.06	$0.06	$0.05	$0.23	$0.17

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	December 31, 2019			September 30, 2019			December 31, 2018
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,636,477	$21,333	5.17%	$1,560,841	$20,844	5.30%	$1,381,580	$17,996	5.17%
Securities:
Taxable	241,471	1,546	2.54	240,339	1,649	2.72	230,170	1,592	2.74
Tax-exempt	31,561	197	2.48	31,688	199	2.49	33,913	203	2.37
Interest-bearing balances with banks	46,406	439	3.75	31,350	162	2.05	18,153	136	2.97
Total interest-earning assets	1,955,915	23,515	4.77	1,864,218	22,854	4.86	1,663,816	19,927	4.75
Cash and due from banks	25,118			23,395			18,252
Intangible assets	29,313			26,233			19,835
Other assets	101,694			95,436			73,415
Allowance for loan losses	(10,478)			(10,042)			(9,224)
Total assets	$2,101,562			$1,999,240			$1,766,094

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$524,444	$1,264	0.96	$507,293	$1,358	1.06	$448,110	$1,162	1.03
Savings deposits	114,668	128	0.44	111,279	127	0.45	106,492	151	0.56
Time deposits	705,200	3,927	2.21	666,074	3,713	2.21	562,132	2,408	1.70
Total interest-bearing deposits	1,344,312	5,319	1.57	1,284,646	5,198	1.61	1,116,734	3,721	1.32
Short-term borrowings	74,355	306	1.63	117,345	624	2.11	138,443	699	2.00
Long-term debt	118,872	925	3.09	86,785	666	3.04	95,566	700	2.91
Total interest-bearing liabilities	1,537,539	6,550	1.69	1,488,776	6,488	1.73	1,350,743	5,120	1.50
Noninterest-bearing deposits	329,548			285,643			225,411
Other liabilities	17,042			15,864			9,258
Stockholders’ equity	217,433			208,957			180,682
Total liability and stockholders’ equity	$2,101,562			$1,999,240			$1,766,094
Net interest income/net interest margin		$16,965	3.44%		$16,366	3.48%		$14,807	3.53%

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the twelve months ended
	December 31, 2019			December 31, 2018
	Average Balance	Interest Income/ Expense	Yield/ Rate	Average Balance	Interest Income/ Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$1,539,886	$80,954	5.26%	$1,306,264	$66,750	5.11%
Securities:
Taxable	240,751	6,650	2.76	222,948	5,793	2.60
Tax-exempt	31,780	790	2.49	34,159	815	2.39
Interest-bearing balances with banks	34,905	1,049	3.00	24,126	533	2.21
Total interest-earning assets	1,847,322	89,443	4.84	1,587,497	73,891	4.65
Cash and due from banks	22,969			17,219
Intangible assets	26,107			19,927
Other assets	90,949			73,472
Allowance for loan losses	(9,969)			(8,491)
Total assets	$1,977,378			$1,689,624

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand	$510,148	$5,308	1.04	$394,336	$3,206	0.81
Savings deposits	110,936	501	0.45	116,544	567	0.49
Time deposits	641,630	13,498	2.10	530,881	7,621	1.44
Total interest-bearing deposits	1,262,714	19,307	1.53	1,041,761	11,394	1.09
Short-term borrowings	113,539	2,348	2.07	145,090	2,511	1.73
Long-term debt	98,017	2,970	3.03	95,692	2,616	2.73
Total interest-bearing liabilities	1,474,270	24,625	1.67	1,282,543	16,521	1.29
Noninterest-bearing deposits	283,274			220,068
Other liabilities	14,717			9,817
Stockholders’ equity	205,117			177,196
Total liability and stockholders’ equity	$1,977,378			$1,689,624
Net interest income/net interest margin		$64,818	3.51%		$57,370	3.61%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	December 31, 2019	September 30, 2019	December 31, 2018
Tangible common equity
Total stockholders’ equity	$241,976	$210,457	$182,262
Adjustments:
Goodwill	26,132	21,902	17,424
Core deposit intangible	4,803	4,115	2,263
Trademark intangible	100	100	100
Tangible common equity	$210,941	$184,340	$162,475
Tangible assets
Total assets	$2,148,916	$2,018,014	$1,786,469
Adjustments:
Goodwill	26,132	21,902	17,424
Core deposit intangible	4,803	4,115	2,263
Trademark intangible	100	100	100
Tangible assets	$2,117,881	$1,991,897	$1,766,682

Common shares outstanding	11,228,775	9,929,860	9,484,219
Tangible equity to tangible assets	9.96%	9.25%	9.20%
Book value per common share	$21.55	$21.19	$19.22
Tangible book value per common share	18.79	18.56	17.13

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		12/31/2019	9/30/2019	12/31/2018
Net interest income	(a)	$16,965	$16,366	$14,807
Provision for loan losses		736	538	593
Net interest income after provision for loan losses		16,229	15,828	14,214

Noninterest income	(b)	1,575	1,618	836
(Gain) loss on sale of investment securities, net		(33)	—	23
Loss (gain) on sale of other real estate owned, net		17	(1)	20
Change in the fair value of equity securities		(121)	9	306
Core noninterest income	(d)	1,438	1,626	1,185

Core earnings before noninterest expense		17,667	17,454	15,399

Total noninterest expense	(c)	13,629	11,682	10,906
Acquisition expense		(1,007)	(177)	(341)
Write down of other real estate owned		—	—	(567)
Core noninterest expense	(f)	12,622	11,505	9,998

Core earnings before income tax expense		5,045	5,949	5,401
Core income tax expense(1)		1,019	1,143	1,053
Core earnings		$4,026	$4,806	$4,348

Core basic earnings per common share		0.40	0.48	0.46

Diluted earnings per common share (GAAP)		$0.32	$0.46	$0.34
(Gain) loss on sale of investment securities, net		—	—	—
Loss (gain) on sale of other real estate owned, net		—	—	—
Change in the fair value of equity securities		(0.01)	—	0.03
Acquisition expense		0.08	0.02	0.03
Write down of other real estate owned		—	—	0.05
Core diluted earnings per common share		$0.39	$0.48	$0.45

Efficiency ratio	(c) / (a+b)	73.51%	64.96%	69.72%
Core efficiency ratio	(f) / (a+d)	68.59%	63.95%	62.52%
Core return on average assets(2)		0.76%	0.95%	0.98%
Core return on average equity(2)		7.35%	9.13%	9.55%
Total average assets		$2,101,562	$1,999,240	$1,766,094
Total average stockholders’ equity		217,433	208,957	180,682

(1)Core income tax expense is calculated using the effective tax rates of 20.2%, 19.2% and 19.5% for the quarters ended December 31, 2019, September 30, 2019 and December 31, 2018, respectively.
(2) Core earnings used in calculation. No adjustments were made to average assets or average equity.